Exhibit 5.1
                                             March 9, 1998

The Panda Project, Inc.
901 Yamato Road
Boca Raton, FL  33431

RE:    The Panda Project, Inc. (the "Company") - Registration
       Statement on Form S-3

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), under which certain shareholders (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 2,150,000 shares of the Common Stock, $.01 par value per share, of the Company , consisting of: (i) up to 2,000,000 shares (the "Series A Shares") issuable upon the conversion of 600 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"); and (ii) up to 150,000 shares (the "Warrant Shares") issuable upon the exercise of certain outstanding warrants ("Warrants").

We have reviewed copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, and have examined such corporate documents and records and other certificates and have made such investigations of law, as we have deemed necessary in order to render the opinions hereinafter set forth.

Based upon and subject to the foregoing, we render the following opinions:

The Series A Shares are duly authorized, and when and if issued in accordance with the terms of the Series A Preferred Stock will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

The Warrant Shares are duly authorized, and when and if issued in accordance with the terms of the Warrants against payment of the exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/ Holland & Knight LLP

                              Holland & Knight LLP